Exhibit 10.1

CH ENERGY GROUP, INC.

$50,000,000

$50,000,000 6.58% Senior Notes, Series A, due April 17, 2014

______________

NOTE PURCHASE AGREEMENT

_____________

Dated as of April 17, 2009

TABLE OF CONTENTS

(Not a part of the Agreement)

-i-

-ii-

-iii-

-iv-

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Debt

EXHIBIT 1	—	Form of 6.58% Senior Notes, Series A, due April 17, 2014

EXHIBIT 1.2	—	Form of Supplemental Note

EXHIBIT 2.2	—	Form of Supplemental Note Purchase Agreement

EXHIBIT 2.3(a)	—	Form of Subsidiary Guaranty

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

-v-

CH ENERGY GROUP, INC.

284 South Avenue

Poughkeepsie, New York 12601-4879

$50,000,000 6.58% Senior Notes, Series A, due April 17, 2014

Dated as of April 17, 2009

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

CH ENERGY GROUP, INC., a New York corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, an “Initial Purchaser” and, collectively, the “Initial Purchasers”) as follows:

SECTION 1.	AUTHORIZATION OF NOTES.

Section 1.1.Series A Notes. The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 6.58% Senior Notes, Series A, due April 17, 2014 (the “Series A Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13). The Series A Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Section,” a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Section, a Schedule or an Exhibit attached to this Agreement.

Section 1.2.Subsequent Series. Subsequent Series of promissory notes (collectively, the “Supplemental Notes”) may be issued pursuant to Supplemental Note Purchase Agreements as provided in Section 2.2 in an aggregate principal amount not to exceed $75,000,000 and shall: (a) be sequentially identified as “Series B Notes”, “Series C Notes”, “Series D Notes” et seq. (which such series may consist of more than one different and separate tranches (each, a “tranche”), (b) shall be in the aggregate principal amount of not less than $10,000,000 per each such series, (c) shall be dated the date of such Supplemental Note Purchase Agreement, (d) shall bear interest from the date of issue at the rate per annum to be determined as of such date, (e) shall bear interest on overdue principal (including any overdue optional prepayment of principal) and premium, if any, and, to the extent permitted by law, on any overdue installment of interest at the rate stated therein, (f) shall be subject to required and optional prepayments, (g) shall be expressed to mature on the stated maturity date and (h) shall have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplemental Note Purchase Agreement under which such Supplemental Notes are issued and upon execution of any such Supplemental Note Purchase Agreement, this Agreement shall be amended (i) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided,

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Supplemental Notes issued pursuant to such Supplemental Note Purchase Agreement remain outstanding, and (ii) to reflect such representations and warranties as are contained in such Supplemental Note Purchase Agreement for the benefit of the holders of such Supplemental Notes in accordance with the provisions of Section 16, all as set forth in the Supplemental Note Purchase Agreement relating thereto and shall otherwise be substantially in the form attached hereto as Exhibit 1.2; provided, no Supplemental Notes shall be issued if at the time of issuance thereof and after giving effect to the application of proceeds therefore, any Default or Event of Default shall have occurred and be continuing. The Series A Notes and the Supplemental Notes are herein sometimes collectively referred to as the “Notes” such term to include any such note issued in substitution therefore pursuant to Section 13. As used herein, the term “Notes” shall include, without limitation, each Note delivered pursuant to this Agreement and any other Supplemental Note Purchase Agreement at the Initial Closing and/or at any Supplemental Closing and each Note delivered in substitution or exchange for any such Note pursuant hereto.

SECTION 2.	SALE AND PURCHASE OF NOTES; SUBSEQUENT SALES; SECURITY.

Section 2.1. Initial Sale of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Initial Purchaser and each Initial Purchaser will purchase from the Company, at the Initial Closing provided for in Section 3, Series A Notes in the principal amount and in the tranche specified opposite such Initial Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Initial Purchasers’ obligations hereunder are several and not joint obligations and no Initial Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Initial Purchaser hereunder.

Section 2.2. Subsequent Sales. At any time, and from time to time, the Company and one or more Eligible Purchasers may enter into an agreement substantially in the form of the Supplemental Note Purchase Agreement attached hereto as Exhibit 2.2 (a “Supplemental Note Purchase Agreement”) in which the Company shall agree to sell to each such Eligible Purchaser named on the Supplemental Note Purchaser Schedule attached thereto (collectively, the “Supplemental Purchasers” and collectively with the Initial Purchasers, the “Purchasers”) and, subject to the terms and conditions herein and therein set forth, each such Supplemental Purchaser shall agree to purchase from the Company the aggregate principal amount of the Series of Supplemental Notes (which Series shall aggregate not less than $10,000,000) described in such Supplemental Note Purchase Agreement and set forth opposite such Supplemental Purchaser’s name in the Supplemental Note Purchaser Schedule attached thereto at the price and otherwise under the terms set forth in such Supplemental Note Purchase Agreement. The sale of the Supplemental Notes of the Series described in such Supplemental Note Purchase Agreement will take place at the location, date and time set forth therein at a closing (a “Supplemental Closing”). At such Supplemental Closing, the Company will deliver to each such Supplemental Purchaser one or more Notes of the Series to be purchased by such Supplemental Purchaser registered in such Supplemental Purchaser’s name (or in the name of its nominee), evidencing the aggregate principal amount of Notes of such Series to be purchased by such Supplemental Purchaser and in the denomination or denominations specified with respect to such Supplemental Purchaser in such Supplemental Note Purchaser Schedule against payment of the purchase price

|

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

thereof by transfer of immediately available funds for credit to the Company’s account on the date of such Supplemental Closing (a “Supplemental Closing Date”) (as specified in a notice to each such Supplemental Purchaser at least three Business Days prior to such Supplemental Closing Date).

Section 2.3.	Security.

(a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by CHEC (the “Subsidiary Guarantor”) pursuant to the guaranty agreement substantially in the form of Exhibit 2.3(a) attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, the “Subsidiary Guaranty”).

(b) The holders of the Notes agree that the Subsidiary Guarantor shall be deemed released under the Subsidiary Guaranty upon notice by the Company if and to the extent the Subsidiary Guarantor is released and discharged from all of its liabilities under the Bank Credit Agreement, provided that no Default or Event of Default has occurred and is continuing at the time of such release, and provided, further, that in the event such Subsidiary shall again become obligated under or with respect to the Bank Credit Agreement, then the obligations of such Subsidiary under the Subsidiary Guaranty shall ipso facto again benefit the holders of the Notes on an equal and pro rata basis.

(c) The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company or of the Subsidiary Guarantor as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of the Subsidiary Guarantor with respect to any liability of such Subsidiary Guarantor as an obligor or guarantor under or in respect of the Bank Credit Agreement, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding; provided, that amendments to, or replacements of, the Bank Credit Agreement or any other credit facility which reflect adjustments in interest rates payable by the Company to reflect current market interest rate levels at the time of any such amendment or replacement or customary fees charged for making bank commitments available in the ordinary course of business shall not cause in either such case the Company to pay additional consideration or remuneration pursuant to this Section 2.3(c) to the holders of the Notes, notwithstanding that any such amendment or replacement shall occur at the time of such release or discharge of the Subsidiary Guarantor.

SECTION 3.	CLOSINGS.

The sale and purchase of the Series A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois  60603, at 10:00 a.m. Chicago time, on the date or dates set forth opposite such Initial Purchaser’s name on Schedule A, the first of which shall occur on April 17, 2009 and the second of which shall occur on June 15, 2009 (individually each called an “Initial Closing” and collectively the “Initial Closings”) or, in the case of each such Initial Closing, on such other

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Business Day thereafter on or prior to April 17, 2009 as may be agreed upon by the Company and the Initial Purchasers. At each Initial Closing, the Company will deliver on the date of such Initial Closing to each Initial Purchaser the Series A Notes to be purchased by such Initial Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Initial Purchaser may request) dated the date of the Initial Closing and registered in such Initial Purchaser’s name (or in the name of its nominee), against delivery by such Initial Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 080-35687-0 at HSBC Bank USA, 801 Auto Park Place, Newburgh, New York 12550, ABA # 021-0010-88 FFCT: CH Energy Group. If at an Initial Closing the Company shall fail to tender such Series A Notes to any Initial Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Initial Purchaser’s satisfaction, such Initial Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Initial Purchaser may have by reason of such failure or such nonfulfillment. Each Initial Closing and each Supplemental Closing are hereinafter sometimes each referred to as a “Closing.”

SECTION 4.	CONDITIONS TO EACH CLOSING.

Each Initial Purchaser’s obligation to execute and deliver this Agreement at the first Initial Closing and the obligations of each Initial Purchaser and each Supplemental Purchaser to purchase and pay for the Notes to be sold to such Purchaser at a Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct when made and at the time of such Closing.

(b)The representations and warranties of the Subsidiary Guarantor in the Subsidiary Guaranty shall be correct when made and at the time of Closing.

Section 4.2. Performance; No Default. (a) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing, and after giving effect to the issue and sale of the Notes to be sold at such Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

(b) The Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained herein or in the Subsidiary Guaranty required to be performed and complied with by it prior to or at the Closing, and after giving effect to the issue and sale of Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Section 4.3.	Compliance Certificates.

(a) Company Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.

(b)Subsidiary Guarantor Officer’s Certificate. The Subsidiary Guarantor shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of such Closing, certifying that the conditions set forth in Section 4.1(b), 4.2(b) and 4.9 have been fulfilled.

(c) Company Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(d) Subsidiary Guarantor Secretary’s Certificate. The Subsidiary Guarantor shall have delivered to such Purchaser a certificate, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Thompson Hine LLP, counsel for the Company and the Subsidiary Guarantor, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with such Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at such Closing as specified in Schedule A.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Section 4.7. Payment of Special Counsel Fees.Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series or tranche of the Notes to be sold at such Closing.

Section 4.9. Changes in Corporate Structure. Neither the Company nor the Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for such Notes is to be deposited.

Section 4.11. Subsidiary Guaranty. The Subsidiary Guarantor shall have executed and delivered the Subsidiary Guaranty, or in the case of a Subsequent Closing, reaffirmed its obligations under the Subsidiary Guaranty, and, unless released pursuant to Section 2.3(b), the Subsidiary Guaranty shall be in full force and effect.

Section 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement or such Supplemental Note Purchase Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, KeyBanc Capital Markets, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated April, 2009 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5, (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to March 19, 2009 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2008, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization,

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except for the matters disclosed in footnote 12 of the Form 10-K dated December 31, 2008 of the Company included in the Disclosure Documents and for which the Company has insufficient information

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

with which to assess the effect thereof, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2004.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(c) To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I (other than the obligation to make contributions in the ordinary course in accordance with the terms of the Plans and applicable law) or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or sections 412 or 430(j) of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined in accordance with GAAP for purposes of the Company’s consolidated balance sheet as of December 31, 2008 included in the Disclosure Documents on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $128,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected post retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 158, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is disclosed in footnote 10 of the Form 10-K dated December 31, 2008 of the Company included in the Disclosure Documents in accordance with GAAP.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered, the Series A Notes, the Subsidiary Guaranty or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Initial Purchasers and not more than 35 other Institutional Investors, each of which has been offered the Series A Notes and the Subsidiary Guaranty at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series A Notes and the Subsidiary Guaranty to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series A Notes to refinance short-term debt and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Debt; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of March 31, 2009 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and, except with respect to the Pollution Control Bonds as described on Schedule 5.15, no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto, any other agreement, its charter or any other organizational document which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or any Subsidiary, except as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured Debt (actual or contingent) of the Company, including, without limitation, all senior unsecured Debt of the Company described in Schedule 5.15 hereto.

Section 5.19. Environmental Matters. (a) Except for the matters disclosed in footnote 12 of the Form 10-K dated December 31, 2008 of the Company included in the Disclosure Documents and for which the Company has insufficient information with which to assess the effect thereof, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(b) Except for the matters disclosed in footnote 12 of the Form 10-K dated December 31, 2008 of the Company included in the Disclosure Documents and for which the Company has insufficient information with which to assess the effect thereof, neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Except for the matters disclosed in footnote 12 of the Form 10-K dated December 31, 2008 of the Company included in the Disclosure Documents and for which the Company has insufficient information with which to assess the effect thereof, neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them nor has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) Except for the matters disclosed in footnote 12 of the Form 10-K dated December 31, 2008 of the Company included in the Disclosure Documents and for which the Company has insufficient information with which to assess the effect thereof, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.	REPRESENTATIONS OF THE INITIAL PURCHASERS.

Section 6.1. Purchase for Investment. Each Initial Purchaser severally represents that it is purchasing the Series A Notes for its own account or for one or more separate accounts maintained by such Initial Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Initial Purchaser’s or their property shall at all times be within such Initial Purchaser’s or their control. Each Initial Purchaser understands that the Series A Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series A Notes.

Section 6.2. Source of Funds. Each Initial Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Initial Purchaser to pay the purchase price of the Series A Notes to be purchased by such Initial Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Initial Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Initial Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as have been disclosed by such Initial Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO THE COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.chenergygroup.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 90 days with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (the “Form 10-K”) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally), (ii) the Company’s annual report to shareholders, if any, prepared pursuant to the Rule 14a(3) under the Exchange Act, and (iii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided, further, that the Company shall be deemed to have made such delivery of such materials if it shall have timely made Electronic Delivery thereof;

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Supplements — promptly, and in any event within 10 Business Days after the execution and delivery of any Supplemental Note Purchase Agreement, a copy thereof; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2 and 10.5 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.	PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Series A Notes shall be due and payable on the stated maturity date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment (but if in the case of a partial prepayment, then against each tranche of such Series of Notes in proportion to the aggregate principal amount outstanding on each tranche), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series and tranche Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Change in Control. (a) Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay the Notes as described in subparagraph (b) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.3.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(f)	Certain Definitions. “Change in Control” means any of the following:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii) the Company ceases to own, directly or indirectly, 100% of the outstanding stock of CHEC and/or the Utility.

(g) All calculations contemplated in this Section 8.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes of a Series to be prepaid shall be (a) allocated among each tranche of such Series of Notes in proportion to the aggregate unpaid principal amount of each such tranche of Notes and (b) allocated pro rata among all holders of each tranche of such Series of Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of a Series of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7.Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes of such Series or tranche is payable) equal to the Reinvestment Yield with respect to such Called Principal.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes of such Series or tranche, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

SECTION 9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Section 9.5. Legal Existence, Etc. Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its legal existence. Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

Section 9.7. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, or such Subsidiary, as the case may be.

SECTION 10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Limitation on Debt. The Company will not at any time permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization to exceed 0.65 to 1.00.

Section 10.2. Limitation on Priority Debt. The Company will not at any time permit Priority Debt to exceed 10% of Consolidated Total Assets.

Section 10.3. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;

(b) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money;

(c) Liens resulting from judgments or other legal proceedings, unless such judgments are not, within 60 days, discharged or stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(d) Liens securing Debt of a Subsidiary to the Company or to another Wholly-owned Subsidiary;

(e)  Liens existing as of the first Initial Closing and described on Schedule 5.15 hereto;

(f) survey exceptions or minor encumbrances, leases or subleases granted to others, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, (i) which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and (ii) which do not in any event Materially impair their use in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such properties;

(g) Liens created or incurred after the date of the Initial Closing given to secure the payment of the purchase price incurred in connection with the acquisition or purchase or the cost of construction of property or of assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof or at the time of construction, as the case may be, whether or not such existing Liens were given to secure the payment of the acquisition or purchase price or cost of construction, as the case may be, of the property or assets to which they attach; provided that (i) the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within 365 days of the date of acquisition or purchase or completion of construction, as the case may be, (iii) at the time of acquisition or purchase or of completion of construction of such property or assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition or purchase (as determined in good faith by a Senior Financial Officer of the Company) or the cost of construction on the date of completion thereof, and (iv) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(h) any Lien existing on property or assets of a Person at the time such Person is consolidated with or merged into the Company or a Subsidiary or becomes a Subsidiary, or any Lien existing on any property or assets acquired by the Company or

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

any Subsidiary at the time such property or assets are so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) each such Lien shall extend solely to the property or assets so acquired, and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(i) Liens created or incurred after the date of the first Initial Closing given to secure Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (h) hereof; provided that at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

(j) any extension, renewal or refunding of any Lien permitted by the preceding clauses (d), (e), (g) and (h) of this Section 10.3 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (ii) such Lien shall attach solely to the same such property, (iii) the principal amount remaining unpaid as of the date of such extension, renewal or refunding of Indebtedness is less than or equal to the fair market value of the property (determined in good faith by the Board or Directors of the Company) to which such Lien is attached, and (iv) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist.

Section 10.4. Mergers, Consolidations, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis); provided that:

(a) any Subsidiary may merge or consolidate with or into, or sell, lease or otherwise dispose of all or substantially all of its assets to, the Company or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation, or sale, lease or other disposition of all or substantially all of a Subsidiary’s assets, involving the Company, the Company shall be the surviving or continuing entity and (ii) in any merger or consolidation, or sale, lease or other disposition of all or substantially all of a Subsidiary’s assets, involving a Subsidiary that is not a Wholly-owned Subsidiary, the Company or a Wholly-owned Subsidiary shall be the surviving or continuing corporation or limited liability company;

(b) the Company may consolidate or merge with or into any other corporation or limited liability company if (i) the corporation or limited liability company which results from such consolidation or merger (the “Surviving Person”) is solvent and organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) the Subsidiary Guarantor shall have affirmed in writing its obligations under the Subsidiary Guaranty, and (iv) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

(c) the Company (directly and/or through its Subsidiaries) may sell or otherwise dispose of all or substantially all of its assets (other than as provided in Section 10.5) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person”) is a corporation or limited liability company solvent and organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) the Subsidiary Guarantor shall have affirmed in writing its obligations under the Subsidiary Guaranty, and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.4 from its liability under this Agreement or the Notes.

Section 10.5. Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in Section 10.4); provided that, for the avoidance of doubt, the foregoing restrictions do not apply to contributions by the Company in its Subsidiaries in exchange for equity interests in, or Debt obligations of, such Subsidiary; provided further that the foregoing restrictions do not apply to:

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(a) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

(b) the transfer or other disposition of assets of the Company or a Subsidiary which are worn-out or obsolete; or

(c) the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

(i) such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the 12 month period ending on the date of such sale (other than in the ordinary course of business or as provided in cause (a) above), exceed 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year;

(ii) in the opinion of a Senior Financial Officer of the Company, the sale is for fair value and is in the best interests of the Company; and

(iii) immediately before and immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 365 days before or after the date of sale of such assets to either (y) the acquisition of, or reinvestment in, assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries and having a fair market value (as determined in good faith by the Company) at least equal to that of the assets so disposed of or (z) the prepayment or payment of principal and accrued but unpaid interest, if any, and the applicable prepayment premium, if any, on a pro rata basis of Senior Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be offered and prepaid as and to the extent provided below:

(A) the offer to prepay Notes contemplated by this Section 10.5 shall be an offer to each of the holders of the Notes to prepay on a date specified in such offer, which date shall be not less than 30 days and not more than 120 days after the date of such offer (if the proposed prepayment date shall not be specified in such offer, the proposed prepayment date shall be the first Business Day after the 45th day after the date of such offer), all, or a pro rata part of, the Notes held by such holder at par and without payment of Make-Whole Amount or other premium;

(B) any holder of the Notes may accept or decline any offer of prepayment pursuant to this Section 10.5 by causing a notice of such acceptance or rejection to be delivered to the Company not later than 15 days after receipt by such holder of such offer of prepayment;

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(C) the failure of any such holder to accept or decline any such offer of prepayment shall be deemed to be an election by such holder to decline such prepayment; and

(D) if such offer is so accepted, the proceeds so offered towards the prepayment of the Notes and accepted shall be prepaid and applied to 100% of the principal amount to be prepaid, together with interest accrued thereon to the date of such prepayment; provided that such prepayment shall be at par without payment of Make-Whole Amount or other premium.

To the extent that any holder of the Notes declines or is deemed to have declined such offer of prepayment, the amount of the prepayment offered to such holder shall be used by the Company to prepay other Senior Debt, if any.

Section 10.6. Utility Dividends. The Company will not permit to exist any contractual restriction or restriction in the certificate of incorporation or bylaws of the Utility, on the ability of the Utility to pay dividends to the Company, other than any contractual restriction restricting the ability of the utility to pay dividends to the Company and required by the New York State Public Service Commission.

Section 10.7. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i)  in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (ii) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Company complies with any applicable legal requirements of the Code, and (iii) agreements and transactions with and payments to officers, directors and shareholders that either: (x) are entered into in the ordinary course of business and are not prohibited by any of the other provisions of this Agreement, or (y) are entered into outside the ordinary course of business, are approved by the board of directors or a majority of the shareholders of the Company and are not prohibited by any of the other provisions of this Agreement.

Section 10.8. Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.9. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10 or any covenant in a Supplemental Note Purchase Agreement which specifically provides that it shall have the benefit of this paragraph (c); or

(d) the Company defaults in the performance of or compliance with any term contained herein, in any Supplemental Note Purchase Agreement (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any Supplemental Note Purchase Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or any

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000; provided, however, that notwithstanding anything contained in clause (iii) hereof, an obligation of the Utility to mandatorily purchase or redeem any of its Debt evidenced by the Pollution Control Bonds in connection with a change in the interest rate mode applicable to such bonds and a subsequent failure to remarket such bonds shall not constitute a Default or Event of Default; provided, further, that a failure of the Utility to so purchase or redeem any of such Debt pursuant to such obligation shall constitute an Event of Default under clause (i) hereof, or

(g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) the Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever (other than pursuant to a release under Section 2.3(b)), including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty is invalid, void or unenforceable or the Subsidiary Guarantor shall contest or deny in writing the enforceability of any its obligations under the Subsidiary Guaranty; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (v) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate for such Series and tranche, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same Series and tranche and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1 or Exhibit 1.2, as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $200,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series or tranche, one Note of such Series or tranche may be in a denomination of less than $200,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(b)	in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series and tranche and dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Poughkeepsie, New York at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto or any Supplemental Note Purchaser Schedule, as the case may be, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series and tranche pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.	EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty or the Notes (whether or not such

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT .

All representations and warranties contained herein or in the Subsidiary Guaranty shall survive the execution and delivery of this Agreement or the Subsidiary Guaranty and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or the Subsidiary Guaranty pursuant to this Agreement or the Subsidiary Guaranty shall be deemed representations and warranties of the Company or the Subsidiary Guarantor under this Agreement or the Subsidiary Guaranty. Subject to the preceding sentence, this Agreement, the Subsidiary Guaranty and the Notes embody the entire agreement and understanding between each Purchaser and the Company or the Subsidiary Guarantor and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement, the Subsidiary Guaranty and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount or Series or tranche of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.

All notices and communications provided for hereunder shall (except as otherwise provided in Section 7 with respect to Electronic Delivery) be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A hereto or in a Supplemental Note Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by such Purchaser as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

SECTION 22.	MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.

(b) Each of the holders of the Notes by its acceptance thereof understands and agrees with the Company that in the event that a change in GAAP occurs which is the sole cause of a change in any of the calculations contemplated by this Agreement, including without limitation, calculations with regard to the covenants contained in Sections 10.1 through 10.3 andSection 10.5 hereof, then and in such event the holders and the Company shall undertake in good faith to amend any affected provisions of this Agreement so as to preserve the intent and purpose thereof and to accommodate such change in GAAP and to enter into an amendment hereof to reflect the same, such amendment to be in form and substance satisfactory to the Company and the Required Holders. In the event that such a change in GAAP is the sole cause of the Company violating any of the covenants contained in Sections 10.1 through 10.3 and Section 10.5 hereof or causes a Default or Event of Default to occur, at a time when no other Default or Event of Default exists, then and in such event, anything in this Agreement to the contrary notwithstanding, no Default or Event of Default will be caused by such change in GAAP for a period of 120 days following the event which would otherwise be treated as a Default or Event of Default and the Company shall, notwithstanding anything in Section 11 to the contrary, have 120 days from and after the date of the occurrence of such event within which to enter into an amendment with the Required Holders as hereinbelow contemplated.

The procedure for amending this Agreement pursuant to this Section 22.3(b) shall be as follows:

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

(i) The Company shall, within 15 days of the occurrence of the event which would otherwise be treated as a Default or an Event of Default due to a change in GAAP, prepare and deliver to each holder of the Notes and to their special counsel a proposed form of amendment;

(ii) The holders of the Notes shall, within 30 days of receipt of the Company’s proposed form of amendment, deliver to the Company their collective written response to the Company’s proposed amendment;

(iii) For the remainder of the period ending 90 days after such occurrence, the parties shall negotiate in good faith toward the execution of the amendment contemplated by this Section 22.3;

(iv) In the event the parties are unable to come to an agreement on the form and substance of the amendment during such 90-day period, the Company shall designate a “Big Four” accounting firm (which shall not be an accounting firm currently engaged by the Company), to prepare the amendment contemplated by this Section 22.3, which accounting firm must be acceptable to the Required Holders, whose approval shall not be unreasonably withheld or delayed;

(v) Such accounting firm shall be engaged to prepare the amendment for execution by the parties no later than the 120th day following the occurrence of the event which gave rise to such Default or Event of Default; provided, however, that the accounting firm may utilize an additional 30 days to complete work on the amendment in the event it determines that such time is necessary and during which such additional 30 days no Default or Event of Default will be caused by the change in GAAP; and

(vi) The Company and each of the holders of the Notes agrees to be bound by the determination of the chosen accounting firm as to the form and substance of the amendment and the Company and each such holder agrees to promptly execute and deliver such amendment following such accounting firm’s delivery of the amendment to such Persons.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*     *     *     *     *

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

CH ENERGY GROUP, INC.

By	/s/ Christopher M. Capone

Christopher M. Capone

Executive Vice President and

Chief Financial Officer

This Agreement is hereby accepted and agreed

to as of the date thereof.

Thrivent Financial for Lutherans

By	/s/ Alan D. Onstad

Name: Alan D. Onstad

Title: Senior Director

This Agreement is hereby accepted and agreed

to as of the date thereof.

MODERN WOODMEN OF AMERICA

By	/s/ W. Kenny Massey

Name: W. Kenny Massey

Title: President & CEO

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT AND CLOSING DATE OF SERIES A NOTES TO BE PURCHASED
THRIVENT FINANCIAL FOR LUTHERANS 625 Fourth Avenue South Minneapolis, Minnesota 55415 Attention: Investment Division-Private Placements Fax Number: (612) 844-4027	APRIL 17, 2009	$5,000,000 $5,000,000 $5,000,000 $5,000,000
	JUNE 15, 2009	$5,000,000 $5,000,000 $5,000,000

Payments

All payments of principal, premium or interest on the account of the Notes shall be made by bank wire transfer (in immediately available funds) to:

ABA #011000028

State Street Bank & Trust Co.

DDA # A/C — 6813-049-1

Fund Number: NCE1

Fund Name: Thrivent Financial for Lutherans

All payments must include the following information: security description, private placement number, reference purpose of payment and interest and/or principal breakdown

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payment and written confirmation of each such payment, to be addressed:

SCHEDULE A

(to Note Purchase Agreement)

CH ENERGY GROUP, INC.	NOTE PURCHASE AGREEMENT

Thrivent Financial for Lutherans

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Investment Division-Private Placements

Attention: Alan D. Onstad

Fax: (612) 844-4027

with a copy to:

Thrivent Accounts

State Street Kansas City

801 Pennsylvania

Kansas City, Missouri 64105

Attention: Bart Woodson

Fax: (816) 691-3610

Name of Nominee in which Notes are to be issued: Swanbird & Co.

Taxpayer I.D. Number for Swanbird & Co.: 04-3475606

Taxpayer I.D. Number for Thrivent Financial for Lutherans: 39-0123480

Instructions for Delivery of Notes:

DTC/New York Window

55 Water Street

Plaza Level – 3rd Floor

New York, New York 10041

Attention: Robert Mendez

Account: State Street

Fund Name: Thrivent Financial for Lutherans

Fund Number: NCE1

Nominee Name: Swanbird & Co.

Nominee Tax ID Number: 04-3475606

With a copy to the Thrivent Financial in-house attorney, Marlene Nogle.

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT AND CLOSING DATE OF SERIES A NOTES TO BE PURCHASED
MODERN WOODMEN OF AMERICA 1701 First Avenue Rock Island, Illinois 61201 Attention: Investment Department investments@modern-woodmen.org Fax: (309) 793-5574	APRIL 17, 2009	$15,000,000

Payments

All payments on account of the Notes held by such purchaser shall be made by wire transfer of immediately available funds (identifying each payment as “CH Energy Group, Inc., 6.58% Senior Notes, Series A, due April 17, 2014, PPN: 12541M A*3 principal, premium or interest”) for credit to:

The Northern Trust Company

50 South LaSalle Street

Chicago, IL 60675

ABA No. 071-000-152

Account Name: Modern Woodmen of America

Account No. 84352

Each such wire transfer shall set forth the name of the Company, the full title (including the applicable coupon rate and final maturity date) of the Notes, a reference to PPN: 12541M A*3 and the due date and application (as among principal, premium and interest) of the payment being made.

Notices

Notices relating to payments and written confirmation of each such payment should be sent to:

Modern Woodmen of America

1701 First Avenue

Rock Island, IL 61201

Attention: Investment Accounting Department

Fax: (309) 793-5688

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 36-1493430

Instructions for Delivery of Notes:

Douglas A. Pannier

Modern Woodmen of America

1701 First Avenue

Rock Island, IL 61201

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquiring Person” is defined in Section 10.4(b).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” or “this Agreement” means this Agreement as it may from time to time be amended or supplemented, and without limiting the generality of the foregoing, shall include all Supplemental Note Purchase Agreements.

“Anti-Terrorism Order”means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Bank Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 21, 2008 among the Company and CHEC, as borrowers, Key Bank National Association, as administrative agent, and the other financial institutions party thereto, as the same may be amended, supplemented, replaced or refinanced from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“CHEC” means Central Hudson Enterprises Corporation, a New York corporation, or any successor that becomes such in the manner prescribed in Section 10.4.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

SCHEDULE B

(to Note Purchase Agreement)

“Company” means CH Energy Group, Inc., a New York corporation or any successor that becomes such in the manner prescribed in Section 10.4.

“Confidential Information” is defined in Section 20.

“Consolidated Net Worth” means the consolidated stockholders’ equity of the Company and its Subsidiaries, as defined according to GAAP.

“Consolidated Total Assets” means total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means, at any time, the sum of (a) Consolidated Net Worth and (b) Consolidated Total Debt.

“Consolidated Total Debt” means as of any date of determination, the total of all Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Debt” with respect to any Person means, at any time, without duplication,

(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and guarantees of accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof (giving effect to any exclusions expressly set forth in any such clause).

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Series or tranche of Notes, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series or tranche or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents”is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Eligible Purchasers” means any Initial Purchaser of the Series A Notes and additional Institutional Investors.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America (including IFRS if so in effect at the time of determination).

“Governmental Authority” means

(a)	the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Debt or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof;

provided, that, for the avoidance of doubt, a “Guaranty” shall not include any obligations of an entity to guaranty obligations of its subsidiary if such subsidiary’s obligations do not themselves constitute “Debt” of such subsidiary. In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental Law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“IAS” means International Accounting Standards as promulgated by the International Accounting Standards Board.

“IFRS” means international accounting standards promulgated by the IAS and approved by the SEC.

“Initial Closing” is defined in Section 3.

“Initial Purchaser” is defined in the introductory paragraph hereto.

“Initial Purchaser Schedule” means Schedule A to this Agreement.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted CHEC Debt” means, so long as the Subsidiary Guaranty is in full force and effect, liabilities of CHEC for Debt incurred under the Bank Credit Agreement; provided that in no event shall Permitted CHEC Debt exceed $150,000,000 at any time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pollution Control Bonds” means tax exempt pollution control refunding revenue bonds in an aggregate principal amount not exceeding $115,850,000 issued on behalf of the Utility through the New York State Energy Research and Development Authority pursuant to that certain Trust Indenture between the New York State Energy Research and Development Authority and United States Trust Company of New York, as trustee, dated as of August 1, 1999 as in effect on the date of the first Initial Closing.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Debt” means (without duplication) the sum of (a) all Debt of the Company’s Subsidiaries other than (i) Debt of the Utility and (ii) Permitted CHEC Debt plus (b) Debt of the Company and its Subsidiaries other than the Utility secured by a Lien permitted by Section 10.3(i).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Purchaser Schedules” means the Initial Purchaser Schedule and the Supplemental Note Purchaser Schedule.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or“Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” means all Debt of the Company which is not expressed to be subordinate or junior in rank to any other Debt of the Company.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” means anyone of or any combination of the Series A Notes and any subsequent Notes of any Series.

“Series A Notes” is defined in Section 1 of this Agreement.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” is defined in Section 2.3.

“Subsidiary Guaranty” is defined in Section 2.3.

“Supplemental Closing” is defined in Section 2.2.

“Supplemental Closing Date” is defined in Section 2.2.

“Supplemental Note Purchase Agreement” is defined in Section 2.2.

“Supplemental Note Purchaser Schedule” means the Schedule of Purchasers of any Series of Supplemental Notes which is attached to the Supplemental Note Purchase Agreement relating to such Series.

“Supplemental Notes” is defined in Section 1.2.

“Supplemental Purchasers” is defined in Section 2.2.

“Surviving Person” is defined inSection 10.4(a).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“tranche” is defined in Section 1.2.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Utility” means Central Hudson Gas & Electric Corporation, a New York corporation, together with its successors and assigns.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

DISCLOSURE MATERIALS

None.

SCHEDULE 5.3
(to Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Subsidiary	Jurisdiction of Organization	Ownership of Shares/ Equity Interests
Central Hudson Gas & Electric Corporation	New York	100% by the Company
Central Hudson Enterprise Corporation	New York	100% by the Company
Griffith Energy Services, Inc.	New York	100% by the Subsidiary Guarantor
CH–Auburn Energy, LLC	New York	100% by the Subsidiary Guarantor
Lyonsdale Biomass, LLC	Delaware	75% by the Subsidiary Guarantor

The Utility is subject to regulation by the New York Public Service Commission (the “PSC”) and is a party to an amended and restated settlement agreement dated January 2, 1998 among the Staff of the PSC and others, as adopted by the PSC in Opinion No. 98, issued and effective June 30, 1998, which may restrict the right of the Utility to pay dividends in certain circumstances.

Board of Directors of the Company:

Steven V. Lant, Chairman of the Board

Margarita K. Dilley

Steven M. Fetter

Stanley J. Grubel

Manuel J. Iraola

E. Michel Kruse

Jeffrey D. Tranen

Ernest R. Verebelyi

Senior Officers of the Company:

Steven V. Lant	Chairman of the Board, President and Chief Executive Officer
Carl E. Meyer	Executive Vice President
Joseph J. DeVirgilio	Executive Vice President Corporate Services & Administration
Christopher M. Capone	Executive Vice President and Chief Financial Officer
Kimberly J. Wright	Vice President Accounting & Controller

The directors and senior officers of the Company may be deemed to be Affiliates of the Company under applicable rules of the Securities and Exchange Commission. The Company is not aware of any other Affiliates of the Company.

SCHEDULE 5.4

(to Note Purchase Agreement)

FINANCIAL STATEMENTS

1.	Consolidated financial statements of CH Energy Group, Inc. for the year ended December 31, 2008 (as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

SCHEDULE 5.5

(to Note Purchase Agreement)

EXISTING DEBT

1.	Central Hudson Gas & Electric Corporation
Promissory Notes	Maturity Date	Amount Outstanding March 31, 2009 (In Thousands)
2003 Series D (4.33%)(d)	Sep. 23, 2010	$24,000
2002 Series D (6.64%)(d)	Mar. 28, 2012	36,000
2008 Series F (6.854%) (b)	Nov. 01, 2013	30,000
2004 Series D (4.73%)(d)	Feb. 27, 2014	7,000
2004 Series E (4.80%)(e)	Nov. 05, 2014	7,000
2007 Series F (6.028%)(b)	Sep. 01, 2017	33,000
2004 Series E (5.05%)(e)	Nov. 04, 2019	27,000
1999 Series A (5.45%)(a)	Aug. 01, 2027	33,400
1999 Series C (a)(c)	Aug. 01, 2028	41,150
1999 Series D (a)(c)	Aug. 01, 2028	41,000
1998 Series A (6.50%)(a)	Dec. 01, 2028	16,700
2006 Series E (5.76%)(e)	Nov. 17, 2031	27,000
1999 Series B (a)(c)	July 01, 2034	33,700
2005 Series E (5.84%)(e)	Dec. 05, 2035	24,000
2007 Series F (5.804%)(b)	Mar. 23, 2037	33,000

(a)	Promissory Notes issued in connection with the sale by NYSERDA of tax-exempt pollution control revenue bonds.
(b)	Issued under Central Hudson’s medium-term note program.
(c)	Variable rate notes.
(d)	Issued pursuant to a 2001 PSC Order approving the issuance by Central Hudson prior to June 30, 2004, of up to $100 million of unsecured medium-term notes.
(e)	Issued pursuant to a 2004 PSC Order approving the issuance by Central Hudson prior to December 31, 2006, of up to $85 million of unsecured medium-term notes.

SCHEDULE 5.15

(to Note Purchase Agreement)

I.	Central Hudson Gas & Electric Corporation (cont.)
Debt	Obligee	Amount Outstanding March 31, 2009 (In Thousands)
Guarantee of Non-Revolving Commercial Line of Credit held by Stephen E. Miron	Patriot National Bank	$6,260
Deferred Purchase Price of Miron Property	Stephen E. Miron	$6,660
Standby Letter of Credit	Patriot National Bank	$0
$125 million Revolving Credit Agreement	JPMorgan Chase Bank, N.A., HSBC Bank USA, N.A., Keybank National Association	$40,000

II. Central Hudson Enterprise Corporation

Debt	Obligee	Amount Outstanding March 31, 2009 (In Thousands)
Intercompany Debt	CH Energy Group, Inc.	$6,375
Guarantee of Griffith’s Demand Note	Manufacturers and Traders Trust Company	$5,000*
Premium Finance Agreement	Prime Rate Premium Finance Corporation, Inc.	$1,310*
* Amount of debt is recorded on Griffith Energy Services, Inc.’s books

III. Griffith Energy Services, Inc.

Debt	Obligee	Guaranteed By	Amount Outstanding March 31, 2009 (In Thousands)
Demand Note	Manufacturers and Traders Trust Company	CH Energy Group, Inc. and Central Hudson Enterprise Corporation	$5,000
Intercompany Debt	CH Energy Group, Inc.		$51,600

5.15-2

IV. CH–Auburn Energy, LLC

None

V. Lyonsdale Biomass, LLC

Debt	Obligee	Amount Outstanding March 31, 2009 (In Thousands)
Premium Finance Agreement	Prime Rate Premium Finance Corporation, Inc.	$10

VI. CH Energy Group, Inc.

Debt	Obligee	Amount Outstanding March 31, 2009 (In Thousands)
$150 million Revolving Credit Agreement	JPMorgan Chase Bank, N.A., HSBC Bank USA, N.A., Keybank National Association	$0

SCHEDULE 5.15

(to Note Purchase Agreement)

FORM OF SERIES A NOTE

CH ENERGY GROUP, INC.

6.58% Senior Notes, Series A, due April 17, 2014

No. _________	Date
$____________	PPN 12541M A*3

FOR VALUE RECEIVED, the undersigned, CH ENERGY GROUP, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of New York, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS (or so much thereof as shall not have been prepaid) on April 17, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 6.58% per annum from the date hereof, payable semiannually, on the 17th day of April and October in each year, commencing with the April 17 or October 17 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 8.58% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A.from time to time in New York, New York as its “base” or “prime” rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a Series of Senior Notes, Series A (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of April 17, 2009 (as from time to time amended or supplemented, the “Note Purchase Agreement”), among the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the

EXHIBIT 1

(to Note Purchase Agreement)

purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

CH ENERGY GROUP, INC.

By	_______________________________

[Title]

E-1-2

[FORM OF SUPPLEMENTAL NOTE]

CH ENERGY GROUP, INC.

_____% Senior Note, Series __, due ________ __, _____

No. _________	Date
$____________	PPN___________

FOR VALUE RECEIVED, the undersigned, CH ENERGY GROUP, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of New York, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] DOLLARS (or so much thereof as shall not have been prepaid) on _______ __, ____, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) ____% per annum from the date hereof, payable semiannually, on the _____ day of ________ and ______________ in each year, commencing with the [________________] or [________________] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) [________+2]% or (ii) 2% over the rate of interest publicly announced by [name of reference bank] from time to time in New York, New York as its “base” or “prime” rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Series ___ Notes”) issued pursuant to the Supplemental Note Purchase Agreement dated as of _________________ to that certain Note Purchase Agreement, dated as of April 17, 2009 (as from time to time amended or supplemented, the “Note Purchase Agreement”), among the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

EXHIBIT 1.2

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.] [This Note is not subject to prepayment.]

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

CH ENERGY GROUP, INC.

By	______________________________

[Title]

E-1.2-2

FORM OF SUPPLEMENTAL NOTE PURCHASE AGREEMENT

CH ENERGY GROUP, INC.

284 South Avenue

Poughkeepsie, New York 12601-4879

As of ____________, _____

To Each of the Purchasers

Named in the Supplemental

Purchaser Schedule Attached Hereto

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated as of April 17, 2009 among the Company and each of the Initial Purchasers named in the Initial Purchaser Schedule attached thereto (the “Agreement”). Terms used but not defined herein shall have the respective meanings set forth in the Agreement.

As contemplated in Section 2.2 of the Agreement, the Company agrees with you as follows:

A.Subsequent Series of Notes. The Company has authorized and will create a Subsequent Series of Notes to be called the “Series ___ Notes.” Said Series ___ Notes will be dated the date of issue; will bear interest (computed on the basis of a 360-day year of twelve 30-day months) from such date at the rate of ____% per annum, payable semiannually in arrears on the ___ day of each _________ and __________ in each year (commencing _________, _____) until the principal amount thereof shall become due and payable and shall bear interest on overdue principal (including any overdue optional prepayment of principal) and premium, if any, and, to the extent permitted by law, on any overdue installment of interest at the rate specified therein after the date due for payment, whether by acceleration or otherwise, until paid; will be expressed to mature on __________, _____; and will be substantially in the form attached to the Agreement as Exhibit 1.2 with the appropriate insertions to reflect the terms and provisions set forth above.

B.Purchase and Sale of Series ___ Notes. The Company hereby agrees to sell to each Supplemental Purchaser set forth on the Supplemental Purchaser Schedule attached hereto (collectively, the “Series ___ Purchasers”) and, subject to the terms and conditions in the Agreement and herein set forth, each Series ___ Purchaser agrees to purchase from the Company the aggregate principal amount of the Series ___ Notes set opposite each Series ___ Purchaser’s name in the Supplemental Purchaser Schedule at 100% of the aggregate principal amount. The

EXHIBIT 2.2

(to Note Purchase Agreement)

sale of the Series ___ Notes shall take place at the offices of ________________________ at 10:00 a.m. _________ time, at a closing the (“Series ___ Closing”) on ____________, ____, or such other date as shall be agreed upon by the Company and each Series ___ Purchaser. At the Series ___ Closing the Company will deliver to each Series ___ Purchaser one or more Series ___ Notes registered in such Series ___ Purchaser’s name (or in the name of its nominee), evidencing the aggregate principal amount of Series ___ Notes to be purchased by said Series ___ Purchaser and in the denomination or denominations specified with respect to such Series ___ Purchaser in the Supplemental Purchaser Schedule attached hereto against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account on the date of the Series ___ Closing (the “Series ___ Closing Date”) (as specified in a notice to each Series ___ Purchaser at least three Business Days prior to the Series ___ Closing Date).

C. Conditions of Series ___ Closing. The obligation of each Series ___ Purchaser to purchase and pay for the Series ___ Notes to be purchased by such purchaser hereunder on the Series ___ Closing Date is subject to the satisfaction, on or before such Series ___ Closing Date, of the conditions set forth in Section 4 of the Agreement, and to the following additional conditions:

(a) Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth inSection 5 of the Agreement shall be correct as of the Series __ Closing Date and the Company shall have delivered to each Series __ Purchaser an Officer’s Certificate, dated the Series __ Closing Date certifying that such condition has been fulfilled.

(b) Contemporaneously with the Series __ Closing, the Company shall sell to each Series __ Purchaser, and each Series __ Purchaser shall purchase, the Series __ Notes to be purchased by such Series __ Purchaser at the Series __ Closing as specified in theSupplemental Purchaser Schedule.

D. Prepayments. The Series ___ Notes shall be subject to prepayment only (a) pursuant to the required prepayments, if any, specified in clause (x) below; and (b) pursuant to the optional prepayments permitted by Section 8.2 of the Agreement.

(x)	Required Prepayments; Maturity
[to be determined]

(y)  Optional and Contingent Prepayments. As provided in Sections 8.2 of the Agreement.

E.Purchaser Representations. Each Series ___ Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Agreement are true and correct on the date hereof with the same force and effect as if each reference to “Series A Notes” set forth therein was modified to refer the “Series __ Notes”, each reference to “Initial Purchaser” set

E-2.2-2

forth therein was modified to refer the “Series __ Purchaser” and each reference to “this Agreement” therein was modified to refer to the Agreement as supplemented by this Supplemental Note Purchase Agreement.

F.Series ___ Notes Issued under and Pursuant to Agreement. Except as specifically provided above, the Series ___ Notes shall be deemed to be issued under, to be subject to and to have the benefit of all of the terms and provisions of the Agreement as the same may from time to time be amended and supplemented in the manner provided therein.

The execution hereof by the Series ___ Purchasers shall constitute a contract among the Company and the Series ___ Purchasers for the uses and purposes hereinabove set forth. By their acceptance hereof, each of the Series ___ Purchasers shall also be deemed to have accepted and agreed to the terms and provisions of the Agreement, as in effect on the date hereof.

CH ENERGY GROUP, INC.

By	______________________________

[Title]

Accepted as of

_________________________

[VARIATION]

By	_______________________________
Its_________________________________

E-2.2-3

INFORMATION RELATING TO SERIES __ PURCHASERS

NAME AND ADDRESS OF SERIES __ PURCHASER	CLOSING DATE	PRINCIPAL AMOUNT OF SERIES __ NOTES TO BE PURCHASED
[NAME OF SERIES __ PURCHASER]		$
(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
(3) All other communications:
(4) All Electronic Deliveries:

SCHEDULE A

(to Note Purchase Agreement)

EXHIBIT A

SUPPLEMENTAL REPRESENTATIONS

The Company represents and warrants to each Series ____ Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Agreement is true and correct as of the date hereof with respect to the Series __ Notes with the same force and effect as if each reference to “Series A Notes” set forth therein was modified to refer the “Series __ Notes” and each reference to “this Agreement” therein was modified to refer to the Agreement as supplemented by this Supplemental Note Purchase Agreement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

[Add any Sections as appropriate at the time the Series ___ Notes are issued]

SCHEDULE A

(to Note Purchase Agreement)

FORM OF SUBSIDIARY GUARANTY

(see Exhibit 10.2 to this Form 8-K)

EXHIBIT 2.3(a)

(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

EXHIBIT 4.4(a)
(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

(Delivered to Purchasers only)

EXHIBIT 4.4(b)
(to Note Purchase Agreement)

April 17, 2009

Thrivent Financial for Lutherans	Modern Woodmen of America
625 Fourth Avenue South	1701 First Avenue
Minneapolis, Minnesota 55415	Rock Island, Illinois 61201

Ladies and Gentlemen:

We have acted as counsel to CH Energy Group, Inc., a New York corporation (the "Company"), and Central Hudson Enterprises Corporation, a New York corporation ("Subsidiary Guarantor"), in connection with the issuance and sale of $35,000,000 in principal amount of the Company’s 6.58% Senior Notes, Series A, due April 17, 2014 (the "Series A Notes") to Thrivent Financial for Lutherans and Modern Woodmen of America (collectively, the “Note Purchasers”) pursuant to the Note Purchase Agreement, dated as of April 17, 2009, (the “Note Purchase Agreement”), among the Company and the Note Purchasers, which are guaranteed by the Subsidiary Guarantor pursuant to the Guaranty Agreement, dated as of April 17, 2009 (the "Subsidiary Guaranty"). We have been requested by the Company and the Subsidiary Guarantor to give our opinion pursuant to Section 4.4(a) of the Note Purchase Agreement. For purposes hereof, terms defined in the Note Purchase Agreement and used herein without definition shall have the meanings given such terms in the Note Purchase Agreement.

In connection with the opinions set forth in this letter, we have reviewed the Note Purchase Agreement, the Series A Notes, and the Subsidiary Guaranty (collectively, the “Documents”). We also have investigated such questions of law and examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records, in each case as we have deemed necessary or appropriate for purposes of the opinions set forth herein. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. We have relied upon the representations and warranties of the Company in the Note Purchase Agreement and of the Subsidiary Guarantor in the Subsidiary Guaranty and upon certificates of officers of the Company and the Subsidiary Guarantor and of others with respect to certain factual matters. We have not independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures (other than those of the Company and the Subsidiary Guarantor), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or photocopies, the authenticity of the originals of such copies and the legal capacity of all natural persons.

We also have made, with your consent, the following additional assumptions:

(a)       Each of the Documents executed by a party other than the Company or the Subsidiary Guarantor has been duly authorized, executed and delivered by such other party.

Thrivent Financial for Lutherans

Modern Woodmen of America

April 17, 2009

(b)       Each of the Documents executed by a party other than the Company or the Subsidiary Guarantor is a legal, valid and binding obligation of such other party, enforceable against such other party in accordance with its terms.

(c)       Each of the parties to the Documents other than the Company and the Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to execute and deliver the Documents to which it is a party and to perform the transactions contemplated thereby.

Based upon the foregoing, but subject to the assumptions set forth above and the qualifications hereinafter set forth, it is our opinion that:

1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority to execute and perform the Note Purchase Agreement and to issue the Series A Notes and is duly licensed or qualified, and is in good standing, as a foreign corporation in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

2. The Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority to execute and perform the Subsidiary Guaranty and is duly licensed or qualified, and is in good standing, as a foreign corporation in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

3. Each Subsidiary of the Company other than the Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified, and is in good standing, in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

4. The Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Thrivent Financial for Lutherans

Modern Woodmen of America

April 17, 2009

5. The Series A Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6. The Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of the Subsidiary Guarantor, has been duly executed and delivered by the Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Subsidiary Guarantor.

7. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body of the State of New York or the United States of America is necessary in connection with the execution, delivery and performance of the Note Purchase Agreement, the Subsidiary Guaranty or the Series A Notes, except as may be required under the blue sky laws of the State of New York (as to which we express no opinion).

8. The issuance and sale of the Series A Notes and the execution, delivery and performance by the Company of the Note Purchase Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Restated Certificate of Incorporation of the Company, as amended, or the By-laws of the Company or any agreement or instrument known to us to which the Company is a party or by which the Company may be bound or by any laws of the State of New York or of the United States of America.

9. The execution, delivery and performance by the Subsidiary Guarantor of the Subsidiary Guaranty do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Subsidiary Guarantor pursuant to the provisions of the Certificate of Incorporation, as amended, of the Subsidiary Guarantor or the By-laws of the Subsidiary Guarantor or any agreement or instrument known to us to which the Subsidiary Guarantor is a party or by which the Subsidiary Guarantor may be bound or by any laws of the State of New York or of the United States of America.

10. The issuance, sale and delivery of the Series A Notes and the delivery of the Subsidiary Guaranty under the circumstances contemplated by the Note Purchase Agreement do not, under existing law, require the registration of the Series A Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

Thrivent Financial for Lutherans

Modern Woodmen of America

April 17, 2009

11. The issuance of the Series A Notes and the use of the proceeds of the sale of the Series A Notes in accordance with the provisions of and contemplated by the Note Purchase Agreement do not violate or conflict with Regulations T, U or X of the Board of Governors of the Federal Reserve System.

12. Neither the Company nor the Subsidiary Guarantor is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.

13. To our knowledge, there is no litigation pending or threatened which challenges the legal, valid and binding nature of any of the Documents.

The foregoing opinions are subject to the following assumptions and qualifications:

(i) The opinions expressed herein with respect to the enforceability of the Documents are subject to the effect of (A) any federal and other applicable bankruptcy, reorganization, liquidation, insolvency, arrangement, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws relating to or generally affecting the rights of creditors, and the principles of the law of guaranty and suretyship, in any case whether in effect now or in the future, and (B) the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or by a court of equity). In addition, we advise you that a court may not strictly enforce the covenants contained in the Documents or permit acceleration if it determines that such enforcement or acceleration would be unreasonable under the then existing circumstances.

(ii) The use of the words “our knowledge,” “known to us” or other similar phrases signify that, in the course of our representation of the Company and the Subsidiary Guarantor, no such information has come to our attention. We have not undertaken any independent investigation or verification of any such statement that would give us actual knowledge or actual notice that the statement is not accurate or that any of the documents, certificates, reports and information on which we have relied are not accurate and complete. The words “our knowledge or “known to us” are limited to the knowledge of the lawyers within our firm who are currently working on matters on behalf of the Company and/or the Subsidiary Guarantor.

(iii) We are members of the Bar of the State of New York, and we do not hold ourselves out as being conversant with, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

(iv) We express no opinion as to the validity or enforceability of any provision of the Documents which (A) permits the Note Purchasers to charge a pre-payment premium or to increase the rate of interest to an amount that may be determined to be a penalty or liquidated

Thrivent Financial for Lutherans

Modern Woodmen of America

April 17, 2009

damages, (B) purports to be a waiver by the Company or the Subsidiary Guarantor of any right or benefit (including, without limitation, any cognovit provisions or confessions of judgment) except to the extent permitted by applicable law, (C) purports to grant to the Note Purchasers a power-of-attorney, or (D) purports to require that waivers be in writing. The provisions of the Documents that purport to grant the Note Purchasers the right to have their attorneys’ fees and expenses paid by the Company or the Subsidiary Guarantor will be enforceable only to the extent such fees and expenses are determined to be reasonable by a court of competent jurisdiction.

(v) We express no opinion as to whether the enforceability of certain remedial and other provisions of the Documents may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct.

(vi) Matters provided in the Documents to be in the sole or uncontrolled discretion of the Note Purchasers or subject to the exclusive judgment of the Note Purchasers may be held by a court to be subject to a standard of reasonableness or not to be enforceable.

We have reviewed this letter with our clients, and have received their consent to deliver it to you. The foregoing opinions may be relied upon by the Note Purchasers only in connection with the transactions contemplated by the Note Purchase Agreement and may not be used or relied upon by you or any other person for any other purpose whatsoever without, in each instance, our prior written consent; provided, however, that subsequent holders of the Series A Notes may rely on such opinions to the same extent as the Note Purchasers. Our opinions are limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specific conclusions. We disclaim any undertaking or obligation to advise you of any changes in the conclusions or other matters covered in this letter that hereafter may come to our attention.

Very truly yours,

JEG;DAN;JBK